Exhibit 99.1

Tuesday, July 15, 2003

COMPANY PRESS RELEASE

Transgenomic Inc. Updates Second Quarter 2003

Closes Previously Announced Credit Facility

OMAHA, Neb., July 15 / PRNewswire / — Transgenomic Inc. (Nasdaq: TBIO) today reported that it expects sales for the second quarter to be approximately $8.4 million. These preliminary results compare to sales of $9.4 million in the second quarter of 2002. Operating expenses are expected to be approximately $7.1 million for the quarter as compared to $8.9 million in the second quarter of 2002. Operating expenses for the current quarter included restructuring charges of approximately $475,000.

The sales decline is due to weakness in the company’s nucleic acid business unit. Biosystems business unit sales were comparable to the first quarter of 2003 and were greater than 15% higher than the second quarter of 2002. The biosystems business unit continues to show signs of longer-term improvement.

“We continue to suffer from a lack of revenue visibility in our nucleic acid business, as some of our pharmaceutical and biopharmaceutical customers deal with details of timing and logistics,” said Collin D’Silva, CEO. “We continue our ongoing efforts to further diversify our revenue stream and expand our product offerings. We are confident that the planned launch of several product line extensions will help to solidify biosystems business unit revenues, and we remain optimistic about improvement in our nucleic acids business,” he added.

Michael Draper, CFO, commented that the reduced level of operating expenses and the near completion of major capital projects would decrease the future cash burn rate. He also noted that during the second quarter the company finalized a previously announced $5.0 million line of credit. According to Draper, “Going forward, our liquidity has been enhanced by the line of credit and the expected reduction of our cash burn rate. Our liquidity position should be adequate to enable us to execute our business plan.”

Transgenomic will announce its second quarter results on Tuesday, August 5, 2003.

About Transgenomic

Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.

Transgenomic’s biosystems segment offers its WAVE® Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.

For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company’s Web site at www.transgenomic.com.

Forward Looking Statement

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to future successful launch of product extensions and the successful execution of the company’s 2003 business plan. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic’s reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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For more information contact:

Mitchell L. Murphy

Transgenomic Inc.

402-452-5418

mmurphy@transgenomic.com

Robert J. Pogulis, Ph.D.

Transgenomic Inc.

845-782-9617

rpogulis@transgenomic.com